EXHIBIT 99.1

Ambassadors Group Reports Results for the Second Quarter of 2008

SPOKANE, Wash., July 22, 2008 (PRIME NEWSWIRE) -- Ambassadors Group, Inc. (Nasdaq:EPAX), a leading provider of educational travel experiences, announced $0.89 fully diluted per share earnings for the quarter ended June 30, 2008, a 15 percent decrease over $1.05 fully diluted per share earnings for the same period one year ago. Net income for the second quarter of 2008 was $17.2 million, compared to $20.9 million for the second quarter of 2007. Comparing the six months ended June 30, 2008 and 2007, fully diluted per share earnings decreased 24 percent to $0.60 in 2008 from $0.79 in 2007, and net income decreased to $11.7 million in 2008 from $16.0 million in 2007.

Effective May 15, 2008, we acquired 100 percent of the stock in educational website BookRags, Inc. (www.bookrags.com) for $18.0 million, of which $8.5 million was paid in cash, $4.5 million of restricted stock was issued and held in escrow, and $5.0 million is based on future earnings. BookRags, founded in 1999, initially started as a source for online book summaries and notes, and has grown into an educational website that attracts millions of users and advertisers each month. Students and teachers are able to "research anything" through over 6 million pages of content, including BookRags-created material, licensed material, user-generated content, and other third party content. The results of BookRags have been consolidated into our results as of May 15, 2008.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, "The second quarter is an important quarter for our Company. We have traveled over 21,250 delegates so far in 2008, with 17,885 -- or 84% -- of those delegates traveling in the last 3 months. Compared to one year ago, these are disappointing results. We are continuing to pursue opportunities that can positively impact our results for the second half of 2008, although more and more of our focus is shifting to 2009. The financial resiliency of our business can be seen in our cash flows. Our company continues to generate cash and strengthen our balance sheet while returning capital to our shareholders. Year to date we have generated $36.5 million in free cash flow and have repurchased $6.5 million in stock, paid $4.4 million in dividends and paid $8.7 million in cash for the purchase of the educational website BookRags, Inc."

Quarter Ended June 30, 2008

During the second quarter of 2008, we traveled 17,885 delegates, a 20 percent decrease from 22,380 delegates traveling during the same quarter one year ago. Gross receipts decreased 14 percent, to $104.0 million, in the second quarter of 2008 from $121.4 million in the second quarter of 2007. Gross margin decreased 14 percent, to $36.7 million, in the second quarter of 2008 from $42.9 million in the same period of 2007, while gross margin as a percent of gross receipts consistently remained 35 percent. The decreases in gross receipts and gross margin are due to traveling fewer delegates in the second quarter of 2008 in comparison to the same quarter a year ago. Gross receipts and gross margin each include $0.3 million from BookRags Inc.

Operating expenses were $12.0 million and $12.9 million in the second quarters of 2008 and 2007, respectively. The $0.9 million decrease was primarily attributable to decreased personnel and incentive compensation and timing of marketing expenses. Operating income was $24.7 million for the second quarter of 2008, compared to $29.9 million for the second quarter of 2007.

We realized other income of $0.9 million in the second quarter of 2008, compared to $1.2 million in the second quarter of 2007. The decrease in other income is due to lower interest rates on lower average cash and investment balances. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities.

Six Months Ended June 30, 2008

During the six months ended June 30, 2008, we have traveled approximately 21,250 delegates, a 16 percent decrease from 25,400 during the six months ended June 30, 2007. Comparing the six months ended June 30, 2008 and 2007, gross receipts decreased 13 percent to $112.9 million from $129.2 million, and gross margin decreased 13 percent to $40.2 million from $46.3 million, respectively. Gross margin as a percent of gross receipts was 36 percent for both year-to-date periods. The decreased gross receipts and gross margin resulted from the decrease in delegates traveling in the first six months of 2008 compared to the first six months of 2007.

Operating expenses for the six months ended June 30, 2008 and 2007 were $24.4 million and $24.9 million, respectively. The $0.5 million decrease was due primarily to timing of marketing expenses and reduced personnel and travel expenses.

Other income in the six month period ended June 30, 2008 decreased to $1.8 million from $2.3 million in the six months ended June 30, 2007. The decrease in other income is due to lower interest rates on lower average cash and investment balances. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities.

Cash flow and Balance Sheet

Total assets at June 30, 2008 were $198.3 million, of which 51 percent, or $101.9 million, were cash and investments. Our deployable cash (see definition following the cash flow statement of the press release) was $31.8 million and participant deposits were $100.6 million at the end of the second quarter of 2008.

Cash provided by operations was $38.6 million and $56.7 million during the six months ended June 30, 2008 and 2007. The decrease in 2008 resulted from the net effect of decreased net income, participant deposits collected, and accounts payable, partially offset by decreased program costs in 2008. Cash used in investing activities increased $21.0 million to $26.6 million from $5.6 million in the corresponding periods primarily due to the acquisition of BookRags and net effect of short-term investment purchases.

Cash used in financing activities was $10.8 million from $36.7 million during the six months ended June 30, 2008 and 2007, respectively, as a net result of $6.5 million and $35.6 million of repurchases of our common stock during the first six months of 2008 and 2007, respectively. During each six month period ended June 30, 2008 and 2007, we distributed $4.4 million in cash dividends to our shareholders.

Outlook

We also announced that as of July 15, 2008, our net enrolled participants for our 2008 travel programs were 42,697 participants, compared to 53,245 participants as of the same date last year for our 2007 programs. Net enrollments consist of all participants who have travelled or are currently enrolled in our programs. We believe the 20 percent decrease in net enrollments for 2008 programs will negatively impact 2008 earnings in comparison to the previous year.

The following summarizes our statements of operations for the quarters ended and the six months ended June 30, 2008 and 2007 (in thousands, except per share amounts).

                                             UNAUDITED
                             -----------------------------------------
                              Six months ended        Quarter ended
                                   June 30               June 30
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------
 Gross receipts              $112,917   $129,210   $104,027   $121,393
 Gross margin                $ 40,187   $ 46,297   $ 36,717   $ 42,860
 Operating expenses:
  Selling and marketing        18,269     18,881      8,875      9,643
  General and administration    6,156      6,024      3,168      3,277
                             --------   --------   --------   --------
 Total operating expenses      24,425     24,905     12,043     12,920

 Operating income              15,762     21,392     24,674     29,940

 Other income, net              1,808      2,337        905      1,227
                             --------   --------   --------   --------
 Income before tax             17,570     23,729     25,579     31,167
 Income tax provision           5,860      7,764      8,395     10,218
                             --------   --------   --------   --------
 Net income                  $ 11,710   $ 15,965   $ 17,184   $ 20,949
                             ========   ========   ========   ========
 Earnings per share
  - basic                    $   0.62   $   0.82   $   0.91   $   1.09

 Weighted average shares
  outstanding - basic          18,909     19,443     18,863     19,264

 Earnings per share
  - diluted                  $   0.60   $   0.79   $   0.89   $   1.05

 Weighted average shares
  outstanding - diluted        19,440     20,203     19,401     20,019

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross receipts, less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs, and content sales constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

Our operations are organized into two operating segments, consisting of (1) educational travel services to students, professionals and athletes through multiple itineraries within four educational and cultural program types and (2) internet research content sales from BookRags. The travel programs have been aggregated as a single reporting segment based on the similarity of their economic characteristics, as well as services provided. The following presents the segment operating performance during the quarter ended June 30, 2008 and total assets as of June 30, 2008, incorporating BookRags into the consolidated financial statements effective May 15, 2008:

                   Ambassador Programs
                       and Other           BookRags    Consolidated
                   -------------------     --------    ------------
 Gross margin          $  36,434           $   283      $  36,717
 Operating income         24,480               194         24,674
 Total assets            189,274             9,023        198,297

For all periods prior to May 15, 2008, our operations were organized in one reporting segment.

The following summarizes our balance sheets as of June 30, 2008, June 30, 2007 and December 31, 2007 (in thousands):

                                               UNAUDITED
                                   --------------------------------
                                         June 30,          Dec. 31,
                                   -------------------    ---------
                                     2008       2007         2007
                                   --------   --------     --------
 Assets
 ------
 Cash and cash equivalents         $ 18,489   $ 51,293     $ 17,281
 Available-for-sale securities       81,325     87,991       67,713
 Foreign currency exchange
  contracts                           3,292      1,315        3,461
 Prepaid program cost and expenses   54,829     61,577        3,624
 Accounts receivable                    646        992          641
                                   --------   --------     --------
   Total current assets             158,581    203,168       92,720
 Property and equipment, net         27,320     25,490       27,454
 Available-for-sale securities        2,100         --           --
 Deferred tax asset                   1,490      2,033        1,338
 Intangibles                          2,365         --           --
 Goodwill and other assets            6,441        171          192
                                   --------   --------     --------
   Total assets                    $198,297   $230,862     $121,704
                                   ========   ========     ========
 Liabilities and
  Stockholders' Equity
 ---------------------
 Accounts payable and accruals     $ 21,995   $ 28,777     $  5,287

 Deferred tax liability               1,174         55        1,096
 Participants' deposits             100,610    137,516       42,723
 Other liabilities                       92        692           --
 Current portion of long-term
  capital lease                          99        196          187
                                   --------   --------     --------
    Total current liabilities       123,970    167,236       49,293
 Capital lease, long term                --         97           11
                                   --------   --------     --------
 Total liabilities                  123,970    167,333       49,304
    Stockholders' equity             74,327     63,529       72,400
                                   --------   --------     --------
    Total liabilities and
     stockholders' equity          $198,297   $230,862     $121,704
                                   ========   ========     ========

The following summarizes our statements of cash flows for the six months ended June 30, 2008 and 2007 (in thousands):

                                                        UNAUDITED
                                                   -------------------
                                                    Six months ended
                                                         June 30,
                                                     2008       2007
                                                   --------   --------
 Cash flows from operating activities:
 Net income                                        $ 11,710   $ 15,965
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                      1,609        983
   Deferred income tax benefit                          (56)        --
   Stock-based compensation                           1,055        970
   Excess tax benefit from stock-based
    compensation                                        (30)    (2,009)
   Gain on sale of assets                               (31)        --
 Change in assets and liabilities, net of
  business acquired:
   Accounts receivable and other current
    assets                                              299       (946)
   Prepaid program costs and expenses               (51,202)   (57,791)
   Accounts payable, accrued expenses,
    and other current liabilities                    17,408     22,697
   Participants' deposits                            57,887     76,865
                                                   --------   --------
 Net cash provided by operating activities           38,649     56,734
                                                   --------   --------
 Cash flows from investing activities:
  Purchase of property and equipment and other       (2,133)   (13,813)
  Purchase of intangibles                               (43)        --
  Net cash paid for acquisition                      (8,736)        --
  Net change in available-for-sale securities       (15,682)     8,252
                                                   --------   --------
 Net cash used in investing activities              (26,594)    (5,561)
                                                   --------   --------
 Cash flows from financing activities:
  Dividend payment to shareholders                   (4,422)    (4,459)
  Repurchase of common stock                         (6,463)   (35,621)
  Proceeds from exercise of stock options               107      1,501
  Excess tax benefit from stock-based compensation       30      2,009
  Capital lease payments and other                      (99)       (94)
                                                   --------   --------
 Net cash used in financing activities              (10,847)   (36,664)
 Net increase in cash and cash equivalents            1,208     14,509
 Cash and cash equivalents, beginning of period      17,281     36,784
                                                   --------   --------
 Cash and cash equivalents, end of period          $ 18,489   $ 51,293
                                                   ========   ========

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, current available for sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities.

The following summarizes our deployable cash as of June 30, 2008 and 2007, and December 31, 2007 (in thousands):

                                                 UNAUDITED
                                     ---------------------------------
                                            June 30,       December 31,
                                       2008        2007       2007
                                     --------    --------  ----------
 Cash, cash equivalents and
  available-for-sale securities      $ 99,814    $139,284   $  84,994
 Prepaid program cost and expenses     54,829      61,577       3,624
 Less: Participants' deposits        (100,610)   (137,516)    (42,723)
 Less: Accounts payable/accruals/
  other liabilities                   (22,186)    (29,665)     (5,474)
                                     --------    --------   ---------
 Deployable cash                     $ 31,847    $ 33,680   $  40,421
                                     ========    ========   =========

Quarterly conference call and webcast

We will host a conference call to discuss second quarter 2008 results of operations on Wednesday, July 23, 2008 at 8:30 a.m. Pacific Time. You may join the call by dialing 888-680-0878 then entering the pass code: 48495375. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 46559849 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access will be available beginning July 23, 2008 at 10:30 a.m. until September 22, 2008. Post-view Webcast access will be available following the conference call through September 24, 2008.

Business overview

Ambassadors Group, Inc. is a leading educational travel and online educational research organization that organizes and promotes international and domestic travel programs for students, athletes, and professionals, and provides nearly 6 million pages of online content. Our travel programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. Our online content attracts millions of users and advertisers each month. We are headquartered in Spokane, Washington, with associates also in Washington, D.C. In this press release, "Company," "we," "us," and "our" refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 6, 2008 and proxy statement filed April 8, 2008.

CONTACT: Ambassadors Group, Inc.
         Chadwick J. Byrd
         (509) 568-7800